Press Release For Immediate Release

GraphOn Contact:

Robert Dixon

GraphOn Corporation

1.800.GRAPHON

www.graphon.com

Christoph Berlin Promoted to
Chief Operating Officer at GraphOn Corp.

CAMPBELL, CA - August 21, 2012 -GraphOn Corporation (OTCBB: GOJO.OB), a leading worldwide developer of remote application access and Web-enabling software solutions, today announced the promotion of Christoph Berlin to chief operating officer.

Mr. Berlin, who previously served as GraphOn's vice president of product management and marketing, will report to GraphOn President and CEO Eldad Eilam.

"We're very pleased to announce Christoph's well-deserved promotion," said Mr. Eilam. "His strategic business development and product management experience, combined with his demonstrated operational strengths, have proven to be invaluable to GraphOn as we continue to develop our exciting new product strategies."

Mr. Berlin recently orchestrated GraphOn's successful rollout of GO-Global 4.5, a major new release of the company's popular remote access solution for Windows applications. GO-Global 4.5 provides a wide range of new and enhanced features, an integrated GO-Global Gateway with enterprise-class functionality, and streamlined installation and deployment facilities.

"I look forward to my expanded role here at GraphOn, where I will continue to work closely with our management team and dedicated employees to further the company's strategic plans for new products and markets," said Mr. Berlin.

About GraphOn Corporation

Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Campbell, California. The company is an innovator of cost-effective, advanced solutions that help customers access applications from anywhere. GraphOn's high-performance software solutions provide fast application access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company's GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HP-UX, Linux, Apple (AAPL) OS X and iOS, Google (GOOG) Android, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with product introduction; our revenue could be adversely impacted if any of our significant customers reduces its order levels or fails to order during a reporting period; and other factors, including those set forth under Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, and in other documents we have filed with the SEC.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

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